Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Road, Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chief Executive Officer
Beverly Hills Bancorp Inc.
818.223.5474
800.515.1616 ext. 5474

Beverly Hills Bancorp Inc. Elects to Delist From Nasdaq

CALABASAS, CA – (BUSINESS WIRE) – January 22, 2009 – Beverly Hills Bancorp Inc. (NASDAQ-NNM: BHBC) (the “Company”) announced today that it has notified The Nasdaq Global Select Market (“Nasdaq”) that it intends to terminate the listing of its common stock. This is the initial step in the process for the Company to cease being a reporting company, as the Company has not arranged for the listing or quotation of its securities on any other securities exchange or quotation system.

Larry Faigin, Chief Executive Officer of the Company, said “We have made this determination because we believe that the substantial financial and administrative burden of periodic reporting far outweigh the benefits of continued listing and registration.”

Once the Company’s common stock is delisted from Nasdaq, the Company intends to terminate the registration of the common stock under the Securities Exchange Act and to suspend obligations to file reports with the Securities and Exchange Commission.

The Company anticipates that delisting will become effective approximately 20 days after today, and intends to cease filing periodic reports as soon as legally permitted thereafter.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly owned subsidiary, First Bank of Beverly Hills, with a branch office located in Calabasas, California.

For further information regarding this announcement, please see our website (www.bhbc.com) for our report on Form 8-K to be filed on January 23, 2009.

This release contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

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